PARTNERSHIP AGREEMENT
                                       of
                         SHEARSON OIL SERVICES PARTNERS

                  THE UNDERSIGNED (the "Partners") are executing this Partnership Agreement ("Agreement") for the purpose of memorializing the formation of a partnership (the "Partnership") entered into on September 6,
1989), and do hereby certify and agree as follows:

        1. Name. The name of the Partnership shall be Shearson Oil Services Partners.

        2. Purpose. The purpose of the Partnership shall be, directly or indirectly through subsidiaries or affiliates, to acquire, hold, sell, transfer, exchange, pledge and dispose of stock in each of Energy Ventures, Inc.
(which subsequently merged into Weatherford International, Inc.) and Gulf Applied Technologies, Inc. (which subsequently was renamed Gulfmark International, Inc.) (the "Investments") and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Investments, including, without limitation, the voting of the Investments, the institution and settlement or compromise of suits and administrative proceedings and other similar matters andto do all things incidental or ancillary thereto.

        3. Offices. The principal place of business and office of the Partnership shall be located at, and the Partnership's business shall be conducted from, such place or places as Lehman Brothers Holdings Inc. (together with its subsidiaries, "LBHI") may designate to the Partners from time to time.

        4. Partners. The name and business or residence address of each Partner of the Partnership are as set forth on Schedule A attached hereto.

        5. Term. The term of the Partnership commenced on September 6, 1989 and shall continue until dissolution of the Partnership in accordance with Section 12 of this Agreement.

        6. Management of the Partnership. LBHI shall have the exclusive right to manage the business of the Partnership, including the right to purchase and dispose of all or any portion of the Investments at any time and from time to time, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership. LBHI may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and LBHI may delegate to any such person or entity such authority to act on behalf of the Partnership as LBHI may from time to time deem appropriate. It is the intent of the Partners that LBHI shall designate Robert Millard and David Butters to manage the affairs of the Partnership. LBHI may hold the Investments in its name on behalf of the Partnership.

        7. Capital Contributions. All capital contributions (which as of the date hereof equal $17,151,130) shall be made by LBHI.

        8. Assignments of Partnership Interest. No Partner may transfer all or any part of its interest in the Partnership, nor shall any Partner have the power to substitute a transferee in its place as a substitute Partner, without, in either event, having obtained theconsent of all of the other Partners; provided that LBHI may transfer all or part of its interest to any one or more of its affiliates.

        9. Withdrawal. No Partner shall have the right to withdraw from the Partnership except with the consent of the other Partners and upon such terms and conditions as may be specifically agreed upon between Partners. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal.

        10. Allocations and Distributions.
                a) All items of Partnership income, gain, loss, deduction and credit shall be made at such times as LBHI may determine in the following order of priority:
                i)First, to LBHI, until LBHI has received distributions pursuant to this Section 10(a)(i) equal to all capital contributions made by LBHI to the Partnership plus a return on such capital contributions equal to LBHI's cost of funds; and
                ii)Thereafter, to the Partners in accordance with the Profit Percentages set forth on Schedule A hereto.

                b) All distributions of cash shall be made consistent with the allocation of income and loss as set forth in Section 10(a) above.

        11. Return of Capital. No Partner has the right to receive, and LBHI has absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner's capital contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed in the same manner as distributions under Section 10(a).

        12. Dissolution. The Partnership shall be dissolved and its affairs wound up and terminated upon the determination of the Partners to dissolve the Partnership.

        13. Amendments. This Agreement may be amended only upon written consent of all Partners.

        14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of September 22, 2000.

                                         By:      Lehman Brothers Holdings, Inc.


                                              By:  /s/ Edward Grieb
                                                   Name:  Edward Grieb
                                                   Title: Assistant Controller

                                              By: /s/ Robert Millard
                                                      Robert Millard

                                              By: /s/ David Butters
                                                      David Butters


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                                   SCHEDULE A

A. PARTNERS

         Name & Address

         Lehman Brothers Holdings Inc.
         3 World Financial Center
         New York, NY 10285
         Attention:  Ed Grieb

         Robert Millard
         c/o Lehman Brothers Holdings Inc.
         3 World Financial Center
         New York, NY 10285

         David Butters
         c/o Lehman Brothers Holdings Inc.
         3 World Financial Center
         New York, NY 10285

B. PROFITS PERCENTAGES

         Lehman Brothers Holdings Inc.                          88.75%
         Robert Millard                                         5.625%
         David Butters                                          5.625%